EXHIBIT 16.1

September 20, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K to be filed on or about September 20, 2005, of the Sport Chalet, Inc. Employee Retirement Savings Plan and are in agreement with the statements contained in paragraphs one, two, three, four and five in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Holthouse Carlin & Van Trigt LLP